UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 21, 2006
Date of Report (Date of earliest event reported)

ABBOTT LABORATORIES
(Exact Name of Registrant as specified in its charter)

Illinois	1-2189	36-0698440
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(847) 937-6100
(Address of principal executive offices)(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

                On April 21, 2006, Abbott Laboratories announced the completion of its acquisition of substantially all of the vascular intervention and endovascular solutions businesses of Guidant Corporation (the “Business”) for $4.1 billion in cash.  As part of this acquisition, Abbott has agreed to make two milestone payments, each in the amount of $250 million.  One milestone payment will be made after the receipt by Abbott of approval from the U.S. Food and Drug Administration to market an everolimus eluting stent in the United States.  The other milestone payment will be made after the receipt by Abbott of a similar approval in Japan, provided, in each case, that the regulatory approval is on or before April 21, 2016.  Abbott has also assumed certain liabilities relating to the Business.

                Additionally, Abbott loaned BSC International Holding Limited, (a wholly-owned subsidiary of Boston Scientific) $900 million on a subordinated basis.  This loan is payable on April 21, 2011, accrues interest on its outstanding principal amount at a rate of 4.00% per annum, and is unconditionally guaranteed by Boston Scientific.

                Abbott also purchased 64,635,272 million shares of Boston Scientific stock for $1.4 billion.  Within 18 months after the acquisition of the Business, Boston Scientific will issue additional shares of Boston Scientific stock to Abbott having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing associated with Abbott’s purchase of the 64,635,272 million shares of Boston Scientific stock.  Abbott must vote the Boston Scientific shares it acquired in the transaction proportionally with the vote cast by all other Boston Scientific stockholders.  Abbott has agreed to limit the number of shares of Boston Scientific stock that it sells in any month.  Abbott will apply a portion of net proceeds from any sale of these shares of Boston Scientific stock in excess of specified amounts to reduce the principal amount of the loan from Abbott to BSC International Holding Limited.  Abbott is required to dispose of all of these shares within 30 months following the acquisition of the Business.

                Abbott funded the acquisition of the Business, the loan and the purchase of Boston Scientific stock by using approximately $2.3 billion in existing cash and $4.1 billion from the issuance of short term debt.

                A copy of the press release announcing the acquisition of the Business is attached hereto as exhibit 99.1 and is incorporated by reference.

Item 2.01 - Completion of Acquisition or Disposition of Assets.

                The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference in this Item 2.01.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release, dated April 21, 2006

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abbott Laboratories

Date: April 27, 2006	By:	\s\ Thomas C. Freyman
Thomas C. Freyman
Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release, dated April 21, 2006